Exhibit 16.1

Letterhead of S. W. Hatfield, CPA

October 21, 2010

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

On October 21, 2010, the Certified Public Accounting Firm of S. W. Hatfield, CPA received a draft copy of a Form 8-K to be filed by 8888 Acquisition Corporation (a Nevada corporation) (Company) (SEC File #000-52251, CIK #1376866) reporting an Item 4.01 - Changes in Registrant’s Certifying Public Accountant.

We have no disagreements with the statements made in the draft Form 8-K, Item 4.01 disclosures provided to us.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas